Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Annual Income from Continuing

Operations of $1.23 Billion, or $1.40 per share;

Highest Annual Revenues in Company History

Highlights:

•	Income from continuing operations of $1.23 billion, or $1.40 per share, for 2005;

•	Annual revenues increased 13 percent to an all-time record of $26.2 billion;

•	Progress executing upstream and downstream growth projects to build share in attractive growth markets;

•	Fourth quarter 2005 income from continuing operations of $210 million, or $0.24, including a net negative impact of $93 million, or $0.11;

•	Strong quarterly performance in alumina and primary metals with segment ATOI improving 17 and 44 percent respectively over third quarter;

•	Debt-to-capital ratio of 30.8 percent at year-end, within target range despite investments in aggressive growth strategy.

NEW YORK—January 9, 2006 — Alcoa (NYSE: AA) announced today that its 2005 income from continuing operations was $1.23 billion, or $1.40 per diluted share, as the company took action to partially mitigate $878 million in impacts from raw materials, energy, and other cost inflation.

For the fourth quarter, income from continuing operations was $210 million, or $0.24. Profitability was eroded by negative impacts totaling $93 million, or $0.11, including: lowered production at refineries in Jamaica and Texas due to the Gulf Coast hurricanes; an unplanned outage at the Portland, Australia smelter; the impact of strikes on operations at Spanish plants; restructuring costs for plant closings and layoffs; mark-to-market losses on metal and metal-related activities; and integration costs for the newly acquired facilities in Russia; partially offset by a favorable legal settlement for power costs. Income from continuing operations was $0.33 in the third quarter of 2005, and $0.39 in the fourth quarter of 2004.

“Entering 2005, we anticipated significant pressures from rising input, energy costs and other cost inflation, but actual increases were even higher, nearly $900 million for the year,” said Alain Belda, Alcoa Chairman and CEO.

“To meet that challenge, we took aggressive action, passing through significant price increases to downstream customers, improving our mix of value-added products, continuing productivity gains, and lowering taxes. That management action helped offset cost pressures and drove the top-line to the highest level in Alcoa’s 117-year history,” said Belda. “In the year ahead, we don’t foresee the same sharp spikes on input prices, and our initiatives will gain further momentum to offset inflation and improve the bottom line.

“As we enter 2006, the vast majority of our primary metal production will benefit from the highest metal prices in more than 15 years,” Belda added. “And we are working to secure future growth in attractive markets with customers around the world.”

Net income in the quarter was $224 million, or $0.26, compared to $289 million, or $0.33, in the previous quarter, and $268 million, or $0.30, in the fourth quarter of 2004.

Annual revenues climbed 13 percent to $26.2 billion, the highest in the company’s history. Revenues for the fourth quarter rose approximately 12 percent compared to the fourth quarter of 2004, driven by higher metal prices and strength in the aerospace market.

Balance Sheet Overview

Cash from operations in the quarter was $1 billion, helping lower the company’s debt to capital ratio to 30.8 percent at year’s end, down from 31.5 percent in the third quarter. In addition to that, the company completed the sale of Southern Graphic Systems for $408 million in cash in the quarter.

For the year, cash from operations was $1.7 billion, including the impact of a discretionary $300 million contribution to the company’s pension plans. Annual capital expenditures were $2.1 billion, primarily used to fund growth projects.

After excluding spending on growth projects, the company’s return on capital for the year was 9.5 percent. Including those investments, the company’s return on capital stood at 8.3 percent.

Update on Growth Projects

“We have the most aggressive growth strategy in the industry and the best growth projects around the world. We continue to achieve the highest returns in the industry, generating the cash we need to fund our growth and maintain a strong balance sheet,” said Belda.

In addition to negotiations and feasibility studies underway in Trinidad, Ghana and Guinea, the company has a comprehensive array of growth projects that are moving ahead in refining, smelting and downstream, including:

Refining

Refining growth is focused on capturing Alcoa’s unique advantage of multiple options to build low-capital cost brownfield expansions of existing low operating cost facilities:

•	Alumar refinery expansion – The expansion will add 2.1 million metric tons per year (“mtpy”) in capacity, bringing the low-cost refinery’s total capacity to 3.5 million metric tons. Work began this quarter and the expansion is expected to be completed by the first half of 2008. This project includes creation of a bauxite mine near Juruti in Para state, which will initially produce 2.6 million mtpy of bauxite to supply the expansion.

•	Pinjarra efficiency upgrade – The project will expand the low-cost Pinjarra refinery by 657,000 mtpy to more than 4.2 million mtpy. It is scheduled to be completed in the first quarter of 2006.

•	Jamalco expansion – The Company’s Alcoa World Alumina and Chemicals (AWAC) affiliate plans to expand the refinery in Clarendon, Jamaica by 1.5 million mtpy, more than doubling the refinery’s capacity to approximately 2.8 million mtpy.

Smelting

Growth development work includes greenfield and brownfield smelting projects utilizing globally competitive energy sources.

•	Alumar smelter expansion — The expansion will add 63,000 mtpy to 433,000 mtpy in total. Approximately 50 percent was completed in November 2005, and the remainder is scheduled to be finished by the end of the first quarter of 2006.

•	Alcoa Fjardaal in Iceland – The company continued progress building its first greenfield smelter in 20 years, which is now approximately 40 percent complete. The 346,000 mtpy smelter is on-schedule to produce its first metal in April 2007.

•	Mosjoen, Norway anode plant – Work to build a carbon plant together with Elkem, our partners in Norway, began in the third quarter 2004 and is expected to be completed in time to ramp-up to full production in parallel with Fjardaal in late 2007.

•	Warrick, Indiana power self-generation — The company began construction work to continue its ability to self-generate power to fuel its Warrick, IN smelter and rolling mill while lowering costs through an environmental upgrade. As part of this project the company purchased the rights to mine coal in nearby Friendsville, IL.

•	Modernization of Pocos de Caldas smelter – Initial work began to upgrade this Brazilian smelter with world-class environmental controls to lower emissions and costs, and improve operational efficiency.

•	Aviles, and La Coruna, Spain Soderberg modernizations – The Aviles modernization project is approximately 40 percent complete and is scheduled to be fully operational in the second quarter of 2007. La Coruna is scheduled to be completed in the second quarter of 2008.

Fabricating and Downstream Growth

Growth work is underway to expand the company’s position and lower its costs in fabricating and downstream businesses:

•	Final approval from the Ministry of Commerce in China was received and the new joint venture was formed with China International Trust & Investment (CITIC), Alcoa’s equity partner in Bohai Aluminum, to produce aluminum rolled products at the Bohai plant in Qinghuangdao, China. Alcoa anticipates having the expansion commissioned by 2008.

•	To serve customers in the aerospace market, the company is expanding its heat-treated sheet and plate capacity by 50 percent. The expansion is expected to be completed by the end of next year at plants in Davenport, Iowa USA; Kitts Green, UK; Fusina, Italy; and Belaya Kalitva, Russia.

•	Alcoa Fastening Systems business is creating two new 50,000 square-foot manufacturing sites in the Suzhou Industrial Park in China, 100 km from Shanghai, to support rapidly growing commercial aviation and railway/rail car production and sub-assembly in that market.

•	Continued integration of the recently acquired Belaya Kalitva and Samara plants in the Russian Federation. The plants have already begun the process of servicing North American automotive customers and have made additional progress to qualify products for key customers in the aerospace and commercial transportation markets.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina - After-tax operating income (“ATOI”) was $183 million, up 17 percent from the third quarter. Stronger overall shipments and higher pricing drove the result. Higher maintenance, energy and caustic soda costs negatively affected the segment by $18 million. Alumina production for the quarter was 3,706 thousand metric tons (“kmt”), compared to 3,688 kmt in the third quarter of 2005, with increases coming from the Western Australian operations.

Primary Metals - Segment ATOI increased by $74 million, or 44 percent, to $242 million largely due to higher metal prices and a favorable legal settlement related to power costs. Total shipments declined as the company purchased less primary metal for internal use. Purchases for the quarter were 164 kmt, down from 189 kmt in the third quarter. Primary metal production for the quarter was 900 kmt, down slightly from third quarter production of 904 kmt. Increased production from the Alumar expansion was offset by the outage at the Portland smelter. Third party realized metal prices increased $214 to $2,177 per ton. The mark-to-market impact on metal and metal-related activity is not recognized in the segment results.

Flat Rolled Products - ATOI for the segment decreased $19 million to $62 million. Strong productivity improvements and favorable aerospace mix were offset by raw material and energy cost increases, seasonally lower can sheet volumes, along with higher Russian losses. Aerospace demand remained strong.

Extruded and End Products - Seasonal declines in residential and commercial building and construction coupled with overall weak market conditions in soft alloy extrusions drove ATOI down by $26 million.

Engineered Solutions - ATOI for the segment increased to $45 million, up 41 percent, driven by continued strong performance from the Industrial Castings and Forged Products business, Fastening Systems and Wheel Products business. Product launch costs at AFL Automotive began to abate in the quarter.

Packaging and Consumer – Segment ATOI declined $8 million to $20 million in the quarter. The usual seasonal strength in the consumer products business was offset by higher raw material costs, largely hurricane related.

ATOI to Net Income Reconciliation

The largest variance in reconciling items was in the “other” line item. The sequential change in the “other” line item is related to higher LIFO cost, the gain on the sale of the railroad business in the third quarter, and the mark-to-market losses on metal and metal-related activity.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 9th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 42 countries and has been named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities or to complete such activities in accordance with its planned timetable; (e) Alcoa’s inability to complete its expansion projects and investment activities outside the U.S. as planned and by targeted completion dates, or to assure that the anticipated integration costs at its recently acquired Russian facilities will not exceed its estimates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004, Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	December 31 2004 (a)	Quarter ended September 30 2005	December 31 2005
Sales	$5,979	$6,566	$6,669

Cost of goods sold	4,839	5,405	5,459
Selling, general administrative, and other expenses	327	317	362
Research and development expenses	53	51	50
Provision for depreciation, depletion, and amortization	306	321	316
Restructuring and other charges	1	7	27
Interest expense	72	96	78
Other income, net	(69)	(92)	(5)

Total costs and expenses	5,529	6,105	6,287

Income from continuing operations before taxes on income	450	461	382
Provision for taxes on income	62	112	92

Income from continuing operations before minority interests’ share	388	349	290
Less: Minority interests’ share	48	59	80

Income from continuing operations	340	290	210

(Loss) income from discontinued operations	(72)	(1)	16

Cumulative effect of accounting change	—	—	(2)

NET INCOME	$268	$289	$224

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.39	$.33	$.24
(Loss) income from discontinued operations	(.08)	—	.02
Cumulative effect of accounting change	—	—	—

Net income	$.31	$.33	$.26

Diluted:
Income from continuing operations	$.39	$.33	$.24
(Loss) income from discontinued operations	(.09)	—	.02
Cumulative effect of accounting change	—	—	—

Net income	$.30	$.33	$.26

Average number of shares used to compute:
Basic earnings per common share	870,608,606	872,515,797	871,135,611
Diluted earnings per common share	877,423,613	876,583,063	874,617,798

Shipments of aluminum products (metric tons)	1,266,000	1,424,000	1,388,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Twelve months ended
	December 31 2004 (a)	December 31 2005
Sales	$23,236	$26,159

Cost of goods sold	18,469	21,217
Selling, general administrative, and other expenses	1,252	1,352
Research and development expenses	182	194
Provision for depreciation, depletion, and amortization	1,189	1,265
Restructuring and other charges	(21)	339
Interest expense	271	339
Other income, net	(271)	(480)

Total costs and expenses	21,071	24,226

Income from continuing operations before taxes on income	2,165	1,933
Provision for taxes on income	543	441

Income from continuing operations before minority interests’ share	1,622	1,492
Less: Minority interests’ share	245	259

Income from continuing operations	1,377	1,233

(Loss) income from discontinued operations	(67)	2

Cumulative effect of accounting change	—	(2)

NET INCOME	$1,310	$1,233

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.58	$1.41
Loss from discontinued operations	(.08)	—
Cumulative effect of accounting change	—	—

Net income	$1.50	$1.41

Diluted:
Income from continuing operations	$1.57	$1.40
Loss from discontinued operations	(.08)	—
Cumulative effect of accounting change	—	—

Net income	$1.49	$1.40

Average number of shares used to compute:
Basic earnings per common share	869,906,895	871,721,392
Diluted earnings per common share	877,449,161	876,897,531

Common stock outstanding at the end of the period	870,980,083	870,268,513

Shipments of aluminum products (metric tons)	5,120,000	5,503,000

(a)	Prior periods financial statements have been reclassified to reflect the imaging and graphic communications business in discontinued operations in 2005.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2004 (b)	December 31 2005
ASSETS
Current assets:
Cash and cash equivalents	$457	$762
Receivables from customers, less allowances:
$86 in 2004 and $80 in 2005	2,694	2,916
Other receivables	256	427
Inventories	2,968	3,452
Deferred income taxes	279	197
Prepaid expenses and other current assets	788	1,036

Total current assets	7,442	8,790

Properties, plants and equipment, at cost	25,569	27,017
Less: accumulated depreciation, depletion and amortization	13,244	13,854

Net properties, plants and equipment	12,325	13,163

Goodwill	6,412	6,249
Investments	2,066	1,370
Other assets	3,822	4,090
Assets held for sale	542	34

Total assets	$32,609	$33,696

LIABILITIES
Current liabilities:
Short-term borrowings	$267	$300
Commercial paper	630	912
Accounts payable, trade	2,218	2,661
Accrued compensation and retirement costs	1,013	1,102
Taxes, including taxes on income	1,018	874
Other current liabilities	1,073	1,461
Long-term debt due within one year	57	58

Total current liabilities	6,276	7,368

Long-term debt, less amount due within one year	5,345	5,279
Accrued pension benefits	1,513	1,500
Accrued postretirement benefits	2,150	2,105
Other noncurrent liabilities and deferred credits	1,727	1,823
Deferred income taxes	789	875
Liabilities of operations held for sale	93	8

Total liabilities	17,893	18,958

MINORITY INTERESTS	1,416	1,365

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,775	5,721
Retained earnings	8,636	9,344
Treasury stock, at cost	(1,926)	(1,899)
Accumulated other comprehensive loss	(165)	(773)

Total shareholders’ equity	13,300	13,373

Total liabilities and equity	$32,609	$33,696

(b)	Prior periods financial statements have been reclassified to reflect the imaging and graphic communications business in discontinued operations in 2005.

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31
	2004 (c)	2005
CASH FROM OPERATIONS
Net income	$1,310	$1,233
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,197	1,267
Change in deferred income taxes	(95)	(16)
Equity (income) loss, net of dividends	(54)	35
Noncash restructuring and other charges	(21)	339
Net gain on early retirement of debt and interest rate swaps	(58)	—
Gains from investing activities – sale of assets	(44)	(406)
Provision for doubtful accounts	24	20
Loss (income) from discontinued operations	67	(2)
Minority interests	245	259
Accounting changes	—	2
Other	80	5
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(94)	(483)
Increase in inventories	(397)	(526)
Increase in prepaid expenses and other current assets	(93)	(3)
Increase in accounts payable and accrued expenses	118	691
Increase (decrease) in taxes, including taxes on income	113	(93)
Cash paid on early retirement of debt and interest rate swaps	(52)	—
Cash paid on long-term aluminum supply contract	—	(93)
Pension contributions	(101)	(383)
Net change in noncurrent assets and liabilities	(137)	(169)
Net change in net assets held for sale	145	—

CASH PROVIDED FROM CONTINUING OPERATIONS	2,153	1,677
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	46	(1)

CASH FROM OPERATIONS	2,199	1,676

FINANCING ACTIVITIES
Net changes to short-term borrowings	213	5
Common stock issued for stock compensation plans	83	72
Repurchase of common stock	(67)	(108)
Dividends paid to shareholders	(524)	(524)
Dividends paid to minority interests	(119)	(75)
Net change in commercial paper	630	282
Additions to long-term debt	180	278
Payments on long-term debt	(1,921)	(254)

CASH USED FOR FINANCING ACTIVITIES	(1,525)	(324)

INVESTING ACTIVITIES
Capital expenditures	(1,143)	(2,138)
Acquisition of AFL minority interest	—	(176)
Acquisitions, net of cash acquired	(2)	(262)
Proceeds from the sale of assets	392	505
Sale of investments	—	1,081
Change in short-term investments and restricted cash	30	(8)
Other	(79)	(37)

CASH USED FOR INVESTING ACTIVITIES	(802)	(1,035)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	9	(12)

Net change in cash and cash equivalents	(119)	305
Cash and cash equivalents at beginning of year	576	457

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$457	$762

(c)	Prior periods financial statements have been reclassified to reflect the imaging and graphic communications business in discontinued operations in 2005.

Alcoa and subsidiaries

Segment Information (unaudited) *

(in millions, except metric ton amounts and realized prices)

	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005
Consolidated Third-Party Revenues:
Alumina	$536	$1,975	$505	$533	$531	$561	$2,130
Primary Metals	1,039	3,806	1,089	1,124	1,204	1,281	4,698
Flat-Rolled Products	1,502	5,962	1,655	1,763	1,679	1,739	6,836
Extruded and End Products	976	3,974	1,037	1,153	1,092	1,022	4,304
Engineered Solutions	1,159	4,603	1,241	1,286	1,246	1,275	5,048
Packaging and Consumer (3)	764	2,923	708	827	806	798	3,139

Total (1)	$5,976	$23,243	$6,235	$6,686	$6,558	$6,676	$26,155

	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005
Consolidated Intersegment Revenues:
Alumina	$390	$1,418	$393	$439	$424	$451	$1,707
Primary Metals	1,129	4,335	1,303	1,215	1,108	1,182	4,808
Flat-Rolled Products	18	89	34	36	29	29	128
Extruded and End Products	13	54	14	19	14	17	64
Engineered Solutions	—	—	—	—	—	—	—
Packaging and Consumer	—	—	—	—	—	—	—

Total	$1,550	$5,896	$1,744	$1,709	$1,575	$1,679	$6,707

	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005
Consolidated Third-Party Shipments (Kmt):
Alumina	2,213	8,062	1,923	1,951	2,017	1,966	7,857
Primary Metals	482	1,882	487	520	590	557	2,154
Flat-Rolled Products	493	2,046	509	560	543	544	2,156
Extruded and End Products	210	895	221	237	224	212	894
Engineered Solutions	35	133	39	38	36	35	148
Packaging and Consumer	46	164	34	46	31	40	151

Total Aluminum	1,266	5,120	1,290	1,401	1,424	1,388	5,503

Alcoa’s average realized price-Primary (mt)	$1,942	$1,867	$2,042	$1,977	$1,963	$2,177	$2,044

	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005
After-Tax Operating Income (ATOI):
Alumina	$177	$632	$161	$182	$156	$183	$682
Primary Metals	198	808	225	187	168	242	822
Flat-Rolled Products	59	246	75	70	81	62	288
Extruded and End Products (2)	(2)	73	10	20	23	(3)	50
Engineered Solutions	41	211	59	60	32	45	196
Packaging and Consumer	30	141	16	41	28	20	105

Total	$503	$2,111	$546	$560	$488	$549	$2,143

	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005
Reconciliation of ATOI to consolidated net income (3):
Total ATOI	$503	$2,111	$546	$560	$488	$549	$2,143
Impact of intersegment profit adjustments	18	52	17	(16)	(2)	38	37
Unallocated amounts (net of tax):
Interest income	6	26	7	9	12	14	42
Interest expense	(46)	(176)	(51)	(56)	(62)	(51)	(220)
Minority interests	(48)	(245)	(60)	(60)	(59)	(80)	(259)
Corporate expense	(78)	(283)	(69)	(73)	(82)	(88)	(312)
Restructuring and other charges	(1)	23	(30)	(172)	(5)	(19)	(226)
Discontinued operations	(72)	(67)	(7)	(6)	(1)	16	2
Other	(14)	(131)	(93)	274	—	(155)	26

Consolidated net income	$268	$1,310	$260	$460	$289	$224	$1,233

*	Segment information for all prior periods has been reclassified to reflect the change in segments due to a global realignment within the company, effective January 2005.
(1)	The difference between the segment total and consolidated third-party revenues is in Corporate.
(2)	The first quarter 2005 ATOI amount has been modified to correct a tax adjustment that should have been reflected in Corporate.
(3)	Prior periods segment information has been reclassified to reflect the imaging and graphic communications business in discontinued operations in 2005.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Return on Capital		Return on Capital, Excluding Growth Investments
Net Income	$1,233	Net Income	$1,233

Minority Interest	259	Minority Interest	259

Interest Expense (After effective tax rate of 23%)	261	Interest Expense (After effective tax rate of 23%)	261

Numerator (Sum Total)	$1,753	Numerator (Sum Total)	$1,753

		Russia Net Income Impact	69

		Adjusted Net Income	$1,822

Average Balances (1)		Average Balances (1)
Short Term Borrowings	$1,112	Short Term Borrowings	$1,112
Long Term Borrowings	5,312	Long Term Borrowings	5,312
Preferred Equity	55	Preferred Equity	55
Minority Interest	1,391	Minority Interest	1,391
Common Equity	13,282	Common Equity	13,282

Denominator (Sum Total)	$21,152	Denominator (Sum Total)	$21,152

		Capital projects in progress & Russia Capital Base	(1,913)

		Adjusted Capital Base	$19,239

Return on Capital	8.3%	Return on Capital, Excluding Growth Investments	9.5%

Return on Capital (ROC) is presented based on Bloomberg Methodology which calculates ROC based on trailing four quarters.

Return on capital, excluding growth investments, is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	Calculated as (December 2004 ending balance + December 2005 ending balance) divided by 2.